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                                                                    EXHIBIT 15.1

June 1, 2000



Global Industries, Ltd.
8000 Global Drive
Carlyss, Louisiana 70665

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Global Industries, Ltd. and subsidiaries for the periods ended March 31, 2000 and 1999, as indicated in our report dated April 28, 2000, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, is incorporated by reference in this Amendment No. 1 to Registration Statement No. 333-86325 on Form S-3.


We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

New Orleans, Louisiana